Exhibit 23.2

CONSENT OF INDEPENDENT AUDIT FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement (No. 333-158111) on Form S-11 of our report dated September 16, 2011, with respect to the Balance Sheets of Mid-Atlantic Health Care, LLC as of December 31, 2009 and 2010, and the related Statements of Operations, Members’ Equity and Cash Flows for each of the three years in the period ended December 31, 2010. We further consent to the reference to us under the heading “Experts” in the prospectus.

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Costa Mesa, California

June 8, 2012